Exhibit 4.4

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of July 20, 2012, is made by and between (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), and (ii) MEDIFOCUS, INC., a Canadian corporation (“Buyer”).

WHEREAS, Buyer, Parent and certain Affiliates of Parent have entered into an Asset Purchase Agreement, dated as of June 25, 2012 (the “Purchase Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement (the “Acquisition”), the parties desire that certain transition services be provided as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this Agreement, with respect to all periods following consummation of the Acquisition, “Affiliate” shall include, (a) with respect to Buyer, any Person to be acquired pursuant to the Acquisition, and (b) any Person resulting from any internal reorganization, provided such resulting Person is an Affiliate.

“Agreement” means this Transition Services Agreement, dated as of the date hereof, including all Schedules attached hereto, as it may be amended from time to time pursuant to the provisions hereof.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6(a).

“Buyer Owner” has the meaning set forth in Section 2(b).

“Charges” has the meaning set forth in Section 2(e).

“Closing Date” means the date on which the Acquisition is consummated.

“Confidential Information” means, as to any party (the disclosing party) all information and data (i) provided by or on behalf of such party to the other party (the receiving party) in written or other tangible medium or (ii) obtained by Buyer from Documents of Parent or its

Affiliates, except any portion thereof which: (a) is rightfully known to the receiving party (other than from the disclosing party hereunder) without restriction, as evidenced by the receiving party’s written records, before receipt thereof from the disclosing party; (b) is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality; (c) is or becomes generally known in the trade through no fault of the receiving party; or (d) is independently developed by the receiving party, without use of or access to the Confidential Information of the disclosing party, as evidenced by the receiving party’s written records.

“Disclosing Party” has the meaning set forth in Section 5(d).

“Documents” means documents and/or electronically stored information, including writings, drawings, graphs, charts, photographs, sound recordings, images, and other data or data compilations stored in any medium from which information can be obtained.

“Extension Request” has the meaning set forth in Section 4(a)(ii).

“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission or non-governmental body which has been authorized by Law to act for a governmental body or any court, tribunal, or judicial or arbitral body.

“Indemnifiable Losses” has the meaning set forth in Section 6(a).

“Law” means any United States federal, state, local or non-United States statute, law, ordinance, regulation, rule, code, order, directive or other requirement or rule of law.

“Other Party” has the meaning set forth in Section 5(d).

“Owner” has the meaning set forth in Section 2(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnified Parties” has the meaning set forth in Section 6(b).

“Parent Owner” has the meaning set forth in Section 2(b).

“Party” means Buyer, Parent and any of their respective Affiliates.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, joint venture or other entity.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 5(a).

“Service Period” means, with respect to any Service, the period commencing on the Closing Date and ending on the earlier of (i) the date Buyer terminates the provision of such

Service pursuant to Section 4(b), or (ii) the termination date (measured as the number of months from the Closing Date) specified with respect to such Service on the Schedule applicable to such Service, unless extended pursuant to Section 4(a), and subject in all cases to Section 4(a)(iii).

“Service(s)” has the meaning set forth in Section 2(a).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs and similar charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, and tariffs.

“Third Party” means any Person other than Buyer, Parent and any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 6(c).

SECTION 2. Services.

(a) Services. Commencing on the Closing Date, Parent agrees to provide, or with respect to any service to be provided by an Affiliate of Parent, to cause such Affiliate to provide, to Buyer, or with respect to any service to be provided to an Affiliate of such party, to such Affiliate, the applicable services set forth on Schedule 1 through Schedule 4 hereto (the “Services”). More than one Service may be included on any Schedule.

(b) Modification to Schedules. In the event Parent, an Affiliate of Parent or Buyer requests that the Services described on any Schedule be modified, the Parent owner listed on any such Schedule (“Parent Owner”) and the Buyer owner listed on any such Schedule (“Buyer Owner” and, together with the Parent Owner, the “Owners”) may approve by written amendment to such Schedule such changes as may be agreed upon between the Owners; provided, that (i) no such amendment shall modify, amend or waive any provision of this Agreement inconsistent therewith, and (ii) notwithstanding anything set forth on such amendment, the terms of this Agreement shall govern. If such request is granted, the Owners shall execute an amendment to the Schedule with approved modifications.

(c) Access. Buyer shall make available on a timely basis to Parent all information and materials reasonably requested by Parent that are necessary to enable Parent to provide the relevant Services.

(d) Performance Of Services. Nothing in this Agreement shall require Parent to perform or cause to be performed any Service in a manner that would constitute a violation of Law or of Parent’s policies. Neither Parent nor any of its Affiliates shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party. Neither Parent nor any of its respective Affiliates shall be required to perform or cause to be performed any of the Services for the benefit of Buyer or any of its Affiliates other than in connection with the Acquisition.

(e) Charges For Services. The charges for each Service (the “Charges”) shall be as described in detail on the Schedule with respect to such Service.

(f) Cooperation. In the event that (i) there is nonperformance of any Service as a result of an event described in Section 7(m), or (ii) the provision of a Service would violate Law, the parties agree to work together in good faith to arrange for an alternative means by which Buyer may obtain, at Buyer’s sole cost, the Services so affected.

(g) Use Of Third Parties To Provide The Services. Parent may perform its obligations through its Affiliates or the use of agents, subcontractors or independent contractors. Notwithstanding the foregoing, Parent shall not be relieved of its obligations under this Agreement by use of such Affiliates, agents, subcontractors or contractors.

SECTION 3. Billing; Taxes.

(a) Procedure. With respect to any Service, unless otherwise specified in the Schedule for such Service: (i) Charges shall be invoiced by Parent on a monthly basis in arrears; (ii) invoiced amounts shall be paid within thirty (30) days of receipt of the invoice; (iii) Charges shall be invoiced and paid in U.S. dollars; and (iv) invoices shall be sent to the address specified in Section 7(r) hereto and payments shall be directed to the account specified in writing by Parent from time to time. Buyer may, by notice to Parent, change the address specified in Section 7(r).

(b) Taxes. Buyer shall pay any and all Taxes incurred in connection with Parent’s provision of the Services, including all withholding Taxes required by Law and all sales, use, value-added, and similar Taxes, but excluding Taxes based on Parent’s net income.

(c) No Set-Off. Buyer’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.

SECTION 4. Term And Termination.

(a) (i) Term. Unless otherwise terminated pursuant to Section 4(b), this Agreement shall terminate with respect to any Service at the close of business on the last day of the Service Period for such Service.

(ii) Notwithstanding Section 4(a)(i), (A) Buyer may, no more than once for each Service, elect to extend the Service Period for all or a portion of such Service by providing Parent with written notice (an “Extension Request”) no later than thirty (30) days prior to the expiration of the Service Period for such Service (or such greater notice period as is specified on the Schedule for such Service), and (B) subject to Section 4(a)(iii) below, the Extension Request made with respect to a Service shall be automatically granted without further action by Buyer for the period included in such written notice; provided, that such period shall not exceed three (3) months.

(iii) The parties acknowledge and agree that with respect to a Service, in no event shall the last day of the Service Period for such Service (including any Service for which an Extension Request has extended the Service Period) be later than the last day of the month in which the six (6)-month anniversary of the Closing Date occurs.

(b) Early Termination. With respect to each Service, Buyer shall have the right, upon at least thirty (30) days advance written notice, to terminate the Service Period for all or a portion of such Service prior to the date set forth in the Schedule for such Service; provided, that such termination shall be effective on the last day of the calendar month in which the thirtieth (30th) day following the giving of notice occurs unless Parent agrees in writing to an earlier termination.

SECTION 5. Confidentiality.

(a) Confidentiality Obligations. Subject to Section 5(d), Buyer agrees to hold, and to cause its Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives (collectively, “Representatives”) to hold in strict confidence, with at least the same degree of care that applies to Buyer’s confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Confidential Information of Parent and its Affiliates, and not to use any such Confidential Information of Parent and its Affiliates other than for such purposes as may be expressly permitted hereunder.

(b) Confidentiality Agreements. To the extent permissible under applicable Laws, Buyer shall, and shall cause its Affiliates to, require that as a condition of continued employment following the Acquisition, each Representative of Buyer that has access to Confidential Information of Parent and its Affiliates enter into a confidentiality agreement (the form of which is reasonably satisfactory to Parent) as promptly as practicable following the Closing Date (except, with respect to such Representatives who are users with direct access to Parent software applications who can access Confidential Information of Parent within those applications, such confidentiality agreements shall be entered into no later than three days following the Closing Date) pursuant to which such Representative is required to maintain all Confidential Information of Parent and its Affiliates strictly confidential, including the nondisclosure of such information to all other Representatives of Buyer. No Representative of Buyer may have access to any Confidential Information of Parent or its Affiliates unless such Representative has entered into such confidentiality agreement.

(c) No Release; Return Or Destruction. Buyer agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information of Parent and its Affiliates to any other Person. Without limiting the foregoing, except as otherwise set forth in Section 5(f), when any Confidential Information of Parent and its Affiliates is no longer needed for the purposes contemplated by this Agreement, Buyer and its Affiliates shall, promptly after receiving a written request from, and as directed by, Parent, return Confidential Information of Parent and its Affiliates (including copies thereof and notes, extracts or summaries based thereon) to Parent and/or destroy Confidential Information of Parent and its Affiliates (and copies thereof and notes, extracts or summaries based thereon) and certify to Parent that they have so destroyed such Confidential Information of Parent and its Affiliates (and such copies thereof and such notes, extracts or summaries based thereon).

(d) Protective Arrangements. In the event that a Party or any of its Representatives (the “Disclosing Party”) is requested pursuant to, or required by, Law to disclose any of the other Party’s Confidential Information, such Disclosing Party shall provide the Party whose Confidential Information is to be so disclosed (the “Other Party”) with prompt notice of such request or requirement in order to enable the Other Party to seek an appropriate protective order or other remedy (and if the Other Party seeks such an order, the Disclosing Party shall provide such cooperation as the Other Party may reasonably request), to consult with the Other Party with respect to the Other Party taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 5(d). In the event that such protective order or other remedy is not obtained, or that the Other Party waives compliance, in whole or in part, with the terms of this Section 5(d), the Disclosing Party shall disclose only that portion of the Other Party’s Confidential Information which such Disclosing Party is advised by counsel is legally required to be disclosed and shall use its reasonable best efforts to ensure that all of the Other Party’s Confidential Information so disclosed will be accorded confidential treatment.

(e) Ownership of Information. No provision of any Party’s Confidential Information hereunder shall affect the ownership of such Confidential Information or constitute the grant of rights of license in any such Confidential Information.

SECTION 6. Indemnification.

(a) Parent and its Affiliates shall indemnify, defend and hold harmless Buyer and each of its Affiliates, and each of their respective officers, directors, agents, successors and assigns of any of the foregoing (the “Buyer Indemnified Parties”) from and against all losses, damages, claims, awards, judgments, penalties, costs and expenses (including reasonable attorney’s fees) (the “Indemnifiable Losses”) actually suffered or incurred by them to the extent arising out of or resulting from a material breach of this Agreement by Parent or any of its Affiliates, except to the extent such Indemnifiable Losses arise out of the gross negligence, willful misconduct or bad faith of any Buyer Indemnified Party.

(b) Buyer and its Affiliates shall indemnify, defend and hold harmless Parent and each of its Affiliates, and each of their respective officers, directors, agents, successors and assigns of any of the foregoing (the “Parent Indemnified Parties”) from and against all Indemnifiable Losses actually suffered or incurred by them in connection with or arising directly or indirectly out of any Services provided hereunder, except to the extent such Indemnifiable Losses arise out of the gross negligence, willful misconduct or bad faith of any Parent Indemnified Party.

(c) If an indemnified party shall receive notice of any action or claim from or involving any Third Party that the indemnified party believes is reasonably likely to give rise to a right of indemnification under this Section 6 (each, a “Third Party Claim”), then, as promptly as practicable after the receipt of such notice, the indemnified party shall give the indemnifying party notice of such Third Party Claim, stating the amount of the loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any obligations under this Section 6 except to the extent that such failure actually results in a detriment to the indemnifying party and shall not relieve the indemnifying party from any other liability that it may have to any indemnified party other than under this Section 6. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the indemnified party if it gives notice of its intention to do so to the indemnified party within fifteen (15) days of the receipt of such notice from the indemnified party. If the indemnifying party elects to undertake any such defense against a Third Party Claim, the indemnified party may participate in such defense at its own expense. The indemnified party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the indemnified party’s possession or under the indemnified party’s control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party elects to direct the defense of any such claim or proceeding, it shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall be liable for any settlement of a Third Party Claim effected without such indemnifying party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

SECTION 7. Miscellaneous.

(a) Effectiveness. Each party hereby agrees and acknowledges that the effectiveness and validity of all other provisions of this Agreement is expressly subject to the consummation of the Acquisition.

(b) Acknowledgement. Each party hereby acknowledges that this Agreement is being entered into by the parties pursuant to the Purchase Agreement.

(c) LIMITATIONS ON LIABILITY. EXCEPT TO THE EXTENT THAT ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARE AWARDED IN CONNECTION WITH A THIRD PARTY CLAIM AGAINST AN INDEMNIFIED PARTY AND SUCH INDEMNIFIED PARTY IS ENTITLED TO BE INDEMNIFIED HEREUNDER AS A RESULT OF THE FACTS OR CIRCUMSTANCES GIVING RISE TO SUCH THIRD PARTY CLAIM, IN NO EVENT SHALL ANY PARTY, ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF AND ITS AFFILIATES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM

FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. IN NO EVENT WILL PARENT’S LIABILITY TO THE BUYER INDEMNIFIED PARTIES FOR DAMAGES OF ANY KIND WHATSOEVER UNDER THIS AGREEMENT EXCEED, IN THE AGGREGATE, THE AGGREGATE AMOUNT OF CHARGES PAID BY BUYER HEREUNDER FOR ALL SERVICES, AND WITH RESPECT TO ANY ONE SERVICE, PARENT’S LIABILITY TO THE BUYER INDEMNIFIED PARTIES FOR DAMAGES OF ANY KIND WHATSOEVER ARISING FROM OR RELATING TO SUCH SERVICE SHALL NOT EXCEED THE AGGREGATE AMOUNT OF CHARGES PAID BY BUYER HEREUNDER FOR SUCH SERVICE.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(e) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

(f) Assignment. This Agreement may not be assigned without the express written consent of each of the parties (which consent may be granted or withheld in the sole discretion of each party); provided, however, that Parent may, without the consent of the other parties, assign its rights and obligations, in whole or in part, under this Agreement (i) to any Affiliate of Parent, (ii) as part of a corporate reorganization, consolidation, merger or sale of substantially all of the assets or capital stock of Parent, or (iii) to any purchaser of Parent’s Urology and Women’s Health division. Any purported assignment in contravention of this provision shall be null and void.

(g) Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, Buyer and Parent or (ii) by a waiver in accordance with Section 7(h).

(h) Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(i) No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

(j) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage could occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties may be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any United States federal or state court having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

(k) Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require a party or its respective officers, directors, or Affiliates to take any action that would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

(l) Title To Intellectual Property. Buyer acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by Parent, by reason of the provision of the Services provided hereunder. Buyer shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Parent, and Buyer shall reproduce any such notices on any and all copies thereof. Buyer shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Parent, and Buyer shall promptly notify Parent of any such attempt, regardless of whether by Buyer or any Third Party, of which Buyer becomes aware. Nothing in this Agreement shall affect any rights granted to a party under the Purchase Agreement, the Buyer License Agreement or the Seller License Agreement.

(m) Force Majeure. No party shall be liable to another party if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such party, including, but not limited to, government legislation, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts or other concerted acts of workers and/or acts of government. The party claiming an event of force majeure shall promptly notify the other party in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other party informed of any further developments. The party so affected shall use commercially reasonable efforts to remove the cause of non-performance, and both parties shall resume performance hereunder with the utmost dispatch when such cause is removed unless this Agreement has previously been terminated under Section 4 hereof.

(n) Independent Contractors. The parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

(o) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Massachusetts federal court; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Massachusetts state court. Consistent with the preceding sentence, the parties hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the Commonwealth of Massachusetts for the purpose of any Action arising out of or relating to this Agreement brought by a party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 7(o) shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 7(o) shall not constitute a general consent to service of process in the Commonwealth of Massachusetts and shall have no effect for any purpose except as provided in this Section 7(o).

(p) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY

HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(p)

(q) Survival. Section 1 (Definitions), Section 3 (Billing; Taxes), Section 5 (Confidentiality), Section 6 (Indemnification) and Section 7 (Miscellaneous), shall survive any expiration or termination of this Agreement.

(r) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(r):

(i)	if to Parent:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: Chief Financial Officer

Fax: (508) 650-8956

with a copy (which shall not constitute notice) to:

Boston Scientific Corporation

One Boston Scientific Place

Natick, MA 01760

Attention: Chief Corporate Counsel

Fax: (508) 650-8960

(ii)	if to Buyer:

Medifocus, Inc.

8320 Guilford Road

Suite A

Columbia, MD 21046

Attention: John Mon

Fax: (410) 290-7255

with a copy to:

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

Attention: Michael J. Baader, Esq.

Fax: (410) 244-7742

Any party may, by notice to the other party, change the address to which such notices are to be given.

(s) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, each of Parent and Buyer has caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Thomas G. Robinson
Thomas G. Robinson
Vice President, Strategy and Business Development
Urology and Women’s Health

MEDIFOCUS, INC.

By:	/s/ Augustine Y. Cheung
Augustine Y. Cheung, Ph.D.
Chief Executive Officer

[Signature Page to Transition Services Agreement]

Schedule 1

Functional Group and TSA Code: Quality (#4; Global Medical Safety)

Service Provider: Boston Scientific Corporation (“BSC”)

Service Recipient: Buyer

Locations Affected: U.S.

Description of Services Provided:

BSC’s Global Medical Safety group will provide the medical safety services set forth in this Schedule in accordance with BSC’s established policies, procedures and work instructions. All Services set forth on this Schedule will be performed on a third party contractor basis only, with decisions being made by the Buyer.

BSC Responsibilities:

Post-Market Services

In accordance with BSC’s policies, procedures and work instructions, BSC’s Global Medical Safety (“GMS”) organization will:

•	Perform medical review of any death or serious injury MDRs (“D/SI MDR”) to determine nature and severity and escalate any D/SI MDRs that are unanticipated in nature and/or severity;

•	Determine whether any D/SI MDRs should be included in the Adverse Clinical Outcomes Report, or similar report to be sent to the Business;

•	Participate in the Complaint Board Meeting of the Business as the Medical Safety Representatives; and

•	Participate in the preparation of PIRs (“Product Inquiry Report”) with the Medical Sciences department of the Business to complete Section 2 of the PIRs and to sign such PIRs as the Medical Safety MD.

Clinical Trials

BSC’s Urology & Women’s Health Safety Team will perform medical safety functions for the Business’ Prolieve Post-Marketing Study (A Multi-Center, Post-Marketing Device Study to Assess the Long Term Safety and Efficacy of the Study Device in Patients with Benign Prostatic Hyperplasia (BPH)), including:

•	Complaint processing;

•	Independent Medical Reviewer management; and

•	Participate in Clinical Trial Safety Review meetings.

Medical Safety Surveillance Services:

BSC will perform medical safety analysis of ongoing device-related events expected to be a PIR Request in accordance with BSC’s policies, procedures and work instructions:

Buyer Responsibilities:

The Buyer will be responsible for handling all other aspects of medical safety that are not covered by the Services set forth on this Schedule or any other Schedule of the Transition Services Agreement.

Service Levels and Metrics:

All Services will be performed on a third party contractor basis, with decisions being made by the Buyer. All approvals or signatures of BSC are recommendations only.

All Services set forth on this Schedule will be performed in accordance with BSC’s policies, procedures and work instructions, including any metrics established in such procedures. BSC is not responsible for compliance with any of the policies, procedures or practices of the Buyer.

Duration of services: BSC will provide the Services described under “Post-Market Services” and “Medical Safety Surveillance Services” for a period of up to three (3) months from the Closing Date.

BSC will provide the Services described under “Clinical Trials” for a period of three (3) months from the Closing Date.

Cost of service: $13,000 per month.

The cost of the Services described under “Medical Safety Surveillance Services” will be passed through to the Buyer at the fully burdened cost of provision.

In the event that additional software licenses must be acquired in order for the Buyer to receive the Services described in this Schedule, then the Buyer shall pay any and all costs associated with the acquisition and maintenance of such licenses.

Owner Acknowledgement:

Parent	Owner Signature:	/s/ Thomas G. Robinson
	Owner Name:	Thomas G. Robinson
	Date:	7/20/12
	Phone:	508-683-4602
Email:

Buyer	Owner Signature:	/s/ Augustine Y. Cheung
	Owner Name:	Augustine Y. Cheung
Date:
Phone:
Email:

[Signature Page to Schedule 2 of Transition Services Agreement]

Schedule 2

Functional Group and TSA Schedule No.:

Service Provider: BSC

Service Purchaser: Buyer

Description of service(s) provided:

Complaint Handling & Investigation including:

•	Manage Complaint file through GCS2

•	Perform follow up with complaint reporter (i.e. Good Faith Attempts)

•	MDR reportability assessment and reporting

•	Complaint trending

•	Facilitate the return of Complaint products

•	Issue Return Goods Authorization (RGA) Numbers

•	Process credits and/or replacement product to customers for returned products

•	Provide complaint information and metrics to Buyer upon termination of TSA and upon request to support audit, FDA interactions, supplier control activities, and field actions.

Management Review of complaint data, Corrective & Preventive Action escalation including Field Action assessment in accordance with BSC policies and procedures

Buyer Responsibilities:

Buyer will be responsible for all other aspects of the Complaint Handling Process not listed in this TSA Schedule, including without limitation:

•	Coordination and escalation of activities with Contract Manufacturers (Suppliers)

•	Final approval and execution of Field Actions (BSC reserves the right to determine and execute any field action activities related to products manufactured under BSC control at its cost)

•	Interface with the FDA regarding any inquires relating to MDRs

•	Approval and delivery of U.S. customer response letters

•	Maintenance of a Complaint Investigation Site (CIS) to support investigations of Complaints

Service Levels and Metrics (if applicable):

Complaint handling and trending shall be performed in compliance to BSC policies and procedures. These procedures include targets for:

•	Average complaint processing time 45 days (Disposables) 90 days (Capital)

•	Maximum cycle time 90 days (Disposables) 150 days (Capital)

Duration of services:

3 months with an option to extend for 3 months.

Cost of service:

$400 per Complaint

Owner Acknowledgement:

Parent	Owner Signature:	/s/ Thomas G. Robinson
	Owner Name:	Thomas G. Robinson
	Date:	7/20/12
	Phone:	508-683-4602
Email:

Buyer	Owner Signature:	/s/AugustineY.Cheung
Owner Name:
Date:
Phone:
Email:

[Signature Page to Schedule 2 of Transition Services Agreement]

Schedule 3

Functional Group and TSA Code: IS (PLAP01, Quality Systems to support Clinical and Complaints processing)

Service Provider: BSC

Service Recipient: Buyer

Location Affected: Marlboro, MA

Description of Services Provided:

BSC will support the applications listed below, in substantially the same manner as it supports such applications for other BSC clinical groups, in support of the Business’ clinical trials in existence as of the date hereof:

•	Safety System (Argus);

•	Safety / Adverse Event Adjudication (eCase)

In addition, BSC will support the following applications in support of the complaint handling process:

•	Complaint Management System (TrackWise/GCS2)- Web-based user interface to enter, manage, and store customer product complaints, and related information; and

•	eMDR: electronic filing of Medical Device Reports.

Ongoing support services include current operational, break-fix support and knowledge-sharing of the existing systems and processes.

System Change Requests:

Processes and procedures that govern change request activities at BSC are governed by the “System Change Request” process. A “System Change Request” is defined as any work required to implement a system change including: code development for enhancements, developing or modifying system interfaces and developing new or modifying existing reports. System Change Requests will be implemented by BSC or a Third Party individual or firm hired and managed by BSC.

BSC retains the right to modify the clinical support systems (including software upgrades and enhancements) and surrounding business and quality processes during the duration of this agreement. The Buyer will not be permitted to make such requests during the duration of this agreement.

Service Levels and Metrics: Services will be provided in accordance with BSC’s current policies, procedures, processes and practices.

The clinical applications supported under this Schedule are Class B applications. Class B applications have 93.0% uptime.

The complaint applications supported under this Schedule are Class A applications. Class A applications have 98.0% uptime.

Duration of Services: Three (3) months from the Closing Date, with an option to extend for an additional three (3) months.

Cost of Services / Price Structure: $1,000 per month.

Owner Acknowledgment:

BSC	Owner Signature:	/s/ Thomas G. Robinson
	Owner Name:	Thomas G. Robinson
	Date:	7/20/12
	Phone:	508-683-4602
Email:

Buyer	Owner Signature:	/s/ AugustineY.Cheung
	Owner Name:	Augustine Y. Cheung
Date:
Phone:
Email:

[Signature Page to Schedule 3 of Transition Services Agreement]

Schedule 4

Functional Group and TSA Code: IS (PLAP02; Data Extraction Requests)

Service Provider: BSC

Service Recipient: Buyer

Locations Affected: All locations of the Business

Description of Services Provided:

BSC will provide support, on an as-needed basis, for data extraction requests made by the Buyer. BSC will support these data requests with existing extracts and will not modify, enhance or change these existing extracts at the request of the Buyer. In the event a data extract does not exist, the information will be provided in the form of a report or manually assembled and provided to the Buyer.

Buyer shall provide a 10 day notice of the need for such data extracts. If a data extract or report exists to support the request, BSC shall have up to 30 days to comply with this request. If the information is not readily available and must be compiled manually, BSC shall have up to 60 days to comply with the request.

Service Levels and Metrics: Services will be provided in accordance with BSC’s current policies, procedures, processes and practices.

Duration of Services: Three (3) months from the Closing Date, with an option to extend for an additional three (3) months.

Cost of Services / Price Structure: $500 per data extract requested.

Owner Acknowledgment:

BSC	Owner Signature:	/s/ Thomas G. Robinson
	Owner Name:	Thomas G. Robinson
	Date:	7/20/12
	Phone:	508-683-4602
Email:

Buyer	Owner Signature:	/s/ Augustine Y. Cheung
	Owner Name:	Augustine Y. Cheung
Date:
Phone:
Email:

[Signature Page to Schedule 4 of Transition Services Agreement]